FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

$2,250,000,000

5.333% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2036

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	March 20, 2025

Settlement Date:	March 27, 2025 (T+5 days)

Maturity:	March 27, 2036

Par Amount:	$2,250,000,000

Treasury Benchmark:	4.625% due February 15, 2035

Treasury Price:	$103-04+

Treasury Yield:	4.233%

Re-offer Spread to Benchmark:	T10+110 bp

Re-offer Yield:	5.333%

Fixed Rate Coupon & Payment Dates:

5.333% per annum, payable semiannually in arrears on each March 27 and September 27, beginning on September 27, 2025, from, and including, the Settlement Date to, but excluding, March 27, 2035 (the “fixed rate period”).

Following business day convention during the fixed rate period. Business days during fixed rate period New York.

Floating Rate Coupon & Payment Dates:

From, and including, March 27, 2035 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated March 7, 2023 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 1.465%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on June 29, 2035 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 27th of each March, June, September and December, beginning on June 27, 2035 and ending at Maturity or any earlier redemption date.

Modified following business day convention applicable to each interest period end date during the floating rate period. Business days during floating rate period New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,240,437,500 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

CITIGROUP INC.

$2,250,000,000

5.333% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2036

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after September 27, 2025 (or if additional notes are issued after March 27, 2025, beginning six months after the issue date of such additional notes) and prior to March 27, 2035 at a redemption price equal to the greater of (i) the make-whole amount (as described in the Prospectus) and (ii) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption. The make-whole spread to be added to the Treasury Rate (as defined in the Prospectus) will equal 20 basis points.

We may redeem the notes, at our option, (i) in whole, but not in part, on March 27, 2035, or (ii) in whole at any time or in part from time to time, on or after February 27, 2036 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	17327CBA0

ISIN:	US17327CBA09

Sole Book Manager:	Citigroup Global Markets Inc.

CITIGROUP INC.

$2,250,000,000

5.333% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2036

Senior Co-Managers:

ANZ Securities, Inc.

BBVA Securities Inc.

Blaylock Van, LLC

BMO Capital Markets Corp.

CaixaBank, S.A.

Capital One Securities, Inc.

Danske Markets Inc.

Deutsche Bank Securities Inc.

DZ Financial Markets LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

Nordea Bank Abp

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Junior Co-Managers:

Academy Securities, Inc.

AmeriVet Securities, Inc.

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets LLC

CAVU Securities LLC

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

Desjardins Securities Inc.

FHN Financial Securities Corp.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Industrial and Commercial Bank of China Limited, Singapore Branch

Intesa Sanpaolo IMI Securities Corp.

KeyBanc Capital Markets Inc.

M&T Securities, Inc.

MFR Securities, Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Nykredit Bank A/S

Regions Securities LLC

Roberts & Ryan, Inc.

Santander US Capital Markets LLC Stern Brothers & Co. Tigress Financial Partners LLC Truist Securities, Inc. UBS Securities LLC Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

CITIGROUP INC.

$2,250,000,000

5.333% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2036

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.